UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 24, 2025
Pacific Biosciences of California, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1305 O’Brien Drive
Menlo Park, California 94025
(Address of principal executive offices) (Zip Code)
(650) 521-8000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PACB	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02.    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 24, 2025, Pacific Biosciences of California, Inc. (the “Company”) entered into an offer letter with Jim R. Gibson to serve as its Chief Financial Officer. Mr. Gibson will be appointed as the Company’s Chief Financial Officer and principal financial officer effective as of as his first date of employment, which is anticipated to be March 31, 2025 (the “Effective Date”). Christian Henry, the Company’s President and Chief Executive Officer, who has been serving also as the Company’s interim Chief Financial Officer and principal financial officer since December 6, 2024 will cease serving as interim Chief Financial Officer and principal financial officer upon commencement of Mr. Gibson’s employment but will continue serving as the Company’s President and Chief Executive officer.

Mr. Gibson, age 56, previously served as Chief Financial Officer of Sequoia Benefits and Insurance Services, LLC since 2023. From 2021 to 2022, Mr. Gibson served as Chief Financial Officer of Willow Innovations, Inc. and from 2019 to 2021, he was the Vice President of Finance Transformation at GoDaddy, Inc. Mr. Gibson holds a B.A. in Business Economics with Honors from the University of California, Santa Barbara, and is a licensed CPA in California (inactive).

Under the terms of his offer letter, Mr. Gibson will receive an annual base salary of $500,000. Mr. Gibson will have an annual target bonus opportunity equal to 55% of his base salary, subject to achieving specified performance goals.

Under Mr. Gibson’s offer letter, he is eligible to receive stock options to purchase a total of 2,000,000 shares of the Company’s common stock to be granted under the Company’s equity incentive plans, in each case with an exercise price per share equal to the fair market value per share on the date of grant, which will be scheduled to vest as to ¼th of the shares subject to the option on the 1-year anniversary of the applicable vesting commencement date and as to 1/48th of the shares subject to the option each month thereafter, subject to his continued employment with the Company through each applicable vesting date. Under Mr. Gibson’s offer letter, he is also eligible to receive an award of restricted stock units under the Company’s equity plans covering 1,000,000 shares of the Company’s common stock that will be scheduled to vest as to ¼th of the shares on each anniversary of the applicable vesting commencement date, subject to his continued employment with the Company through each applicable vesting date.

Mr. Gibson’s offer letter states he will be offered certain benefits pursuant to the Company’s standard form of change in control and severance agreement. On the Effective Date, Mr. Gibson and the Company will enter into the Company’s standard form of change in control and severance agreement, a copy of which was filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K on March 17, 2025, which will provide that if the Company terminates his employment for a reason other than “cause,” his death or his “disability,” or he resigns for “good reason,” he would be entitled to: (i) a lump sum cash payment equal to 12 months of base salary; (ii) Company-paid COBRA continuation coverage for up to 12 months; and, if such termination occurs upon or within three months prior or 12 months following a change in control of the Company, he would be entitled to the following in addition: (iii) a lump sum cash payment equal to his annualized target bonus then in effect and (iv) vesting acceleration of 100% of the unvested portion of his then-outstanding equity awards, with any performance-based awards having any performance goals then subject to such awards being deemed achieved at 100% of target levels, unless specifically provided otherwise under the applicable performance-based award agreement. The severance benefits under the change in control and severance agreement will be subject to Mr. Gibson entering into and not revoking a separation agreement and release of claims with the Company.

In addition, on the Effective Date, Mr. Gibson and the Company will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 on August 16, 2010.

There is no arrangement or understanding between Mr. Gibson and any other persons pursuant to which Mr. Gibson was selected as Chief Financial Officer. There are no family relationships between Mr. Gibson and any director or executive officer of the Company, and no transactions involving Mr. Gibson that would require disclosure under Item 404(a) of Regulation S-K.

ITEM 7.01.    REGULATION FD DISCLOSURE.

A copy of the press release dated March 27, 2025 announcing the appointment of Mr. Gibson is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Act of 1933, or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

99.1	Press Release issued by Pacific Biosciences of California, Inc. dated March 27, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

	By:	/s/ Brett Atkins
Brett Atkins
General Counsel
Date: March 27, 2025